Exhibit 3.2
FOURTH AMENDED AND RESTATED BYLAWS OF

INOTIV, INC.
(Including Amendments through August 6, 2025)

ARTICLE I.

Records Pertaining To Share Ownership

Section 1.1. Recognition of Shareholders. Inotiv, Inc. (the “Corporation”) is entitled to recognize a person registered on its books as the owner of shares of the Corporation as having the exclusive right to receive dividends and to vote those shares, notwithstanding any other person’s equitable or other claim to, or interest in, those shares.

Section 1.2. Transfer of Shares. Shares are transferable only on the books of the Corporation, subject to any transfer restrictions imposed by the Articles of Incorporation of the Corporation, as amended to date (the “Articles of Incorporation”), these Bylaws, or an agreement among shareholders and the Corporation. The Board of Directors of the Corporation (the “Board of Directors”) may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of shares of the stock of the Corporation. Shares may be so transferred (a) upon presentation of the certificate(s) representing the shares, endorsed by the appropriate person or persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer; (b) with respect to uncertificated shares, by delivery of instructions to register the transfer, duly executed by the appropriate person(s), and accompanied by reasonable assurance that the signature(s) are genuine; or (c) in any other manner described in any rule or regulation promulgated by the Board of Directors under this Section 1.2. Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law, as amended (the “Act”), Article 8 of the Indiana Uniform Commercial Code and federal securities laws.

Section 1.3. Certificates. Shares of stock of each class and/or series of the Corporation may be certificated or uncertificated, as provided under the Act. This authorization does not affect any shares represented by a certificate until the certificate is surrendered in accordance with Section 1.2. Each holder of certificated shares and, upon request, each holder of uncertificated shares in the Corporation shall be entitled to have a certificate signed (manually or in facsimile) by the Chief Executive Officer or the President and the Secretary or an Assistant Secretary. Every certificate shall state on its face (or in the case of uncertificated shares, the statements evidencing ownership of such shares shall state) (a) the name of the Corporation and that it was organized under Indiana law, (b) the name of the person to whom issued, (c) the number, class, and series of shares represented, and (d) a conspicuous statement that the Corporation will furnish to the shareholder on request, in writing, and without charge, a summary of the designations, relative rights, preferences and limitations applicable to each such class of shares, and the variations in rights, preferences, and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series). Subject to the foregoing provisions, the Board of Directors shall prescribe the form of certificates representing shares of the Corporation.

Section 1.4. Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Board of Directors, the shareholder in whose name the certificate was issued shall make an affidavit or affirmation of the fact that the certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in the amount and form which the Board of Directors may prescribe.

ARTICLE II.

Meetings of the Shareholders

Section 2.1. Annual Meetings. Annual meetings of the shareholders shall be held on such date as may be designated by the Board of Directors.

Section 2.2. Special Meetings. Special meetings of the shareholders may be called by the Board of Directors. Special meetings of the shareholders shall be called upon delivery to the Secretary of the Corporation of one or more written demands for a special meeting of the shareholders describing the purposes of that meeting, setting forth the same information with respect to the business proposed to be conducted at the special meeting as is required by Section 2.6(e) of these Bylaws to be provided in a notification of business to be proposed at an annual meeting of shareholders and signed and dated by the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.
Section 2.3. Place of Meeting and Participation in Meetings by Remote Communication. All meetings of the shareholders of the Corporation shall be held at such place, if any, within or without the State of Indiana, as may from time to time be fixed by the Board of Directors. The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Act and any other applicable law for the participation by shareholders in a meeting of shareholders by means of remote communication, and may determine that any meeting of shareholders will not be held at any place but will instead be held solely by means of remote communication. Shareholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of shareholders shall be deemed present in person and may vote at the meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication.
Section 2.4. Notice of Meetings. The Corporation shall deliver, mail or send by electronic transmission written notice stating the date, time, and place, if any, of each shareholders’ meeting, the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting, and, in the case of a special shareholders’ meeting or when otherwise required by law, a description of the purpose or purposes for which the meeting is called, to each shareholder of record entitled to vote at the meeting, at such address as appears in the records of the Corporation, at least 10, but no more than 60, days before the date of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at such shareholder’s address as it appears on the record of shareholders of the Corporation.

Section 2.5. Waiver of Notice. A shareholder may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Corporation for inclusion in the minutes. A shareholder’s attendance at any meeting or participation at such meeting by remote communication in accordance with the Act, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented. Notice of adjournment of a meeting of shareholders need not be given if the date, time and place, if any, to which it is adjourned and the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at the meeting are announced at such meeting, unless, after adjournment, a new record date is or must be fixed for the adjourned meeting.

Section 2.6. Order of Business. (a) At each meeting of the shareholders, the Chair of the Board or, in the absence of the Chair of the Board or at the request of the Chair of the Board, the Chief Executive Officer or such other person designated by the Chair of the Board or the Board of Directors, shall act as chair of such meeting. The Board of Directors shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair of the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chair of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

(b) The business transacted at any special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to Section 2.4.

(c) To be properly brought before an annual meeting, all business (other than the nomination of candidates for and the election of directors, which is governed by Section 3.2.1 of these Bylaws), must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a shareholder of the Corporation who (1) was a shareholder of record at the time of giving the notice provided for in the following subsections (d) and (e), (2) is entitled to vote at the meeting and (3) complied with the procedures set forth in this Section 2.6. For the avoidance of doubt, the foregoing subsection (iii) shall be the exclusive means for a shareholder to propose other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at an annual meeting of shareholders.

(d) For business other than the nomination of candidates for and the election of directors to be properly brought by a shareholder before an annual meeting pursuant to clause (iii) of the preceding subsection (c), the shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation at the principal office of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the Corporation by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, for notice by the shareholder to be timely, it must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined below) of the date of the annual meeting is first made.

(e) Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined below) on whose behalf the proposal is made; (ii) as to the shareholder giving the notice and any Shareholder Associated Person on whose behalf the proposal is made (1) the name and address of such shareholder, as they appear in the Corporation’s records, and the name and address of any Shareholder Associated Person; (2) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and any Shareholder Associated Person as of the date such notice is given; (3) any Derivative Instrument (as defined below) directly or indirectly beneficially owned by the shareholder or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, and any hedging or other transaction or series of transactions entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Corporation’s securities; and (4) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business; (iii) in the event that such business includes a proposal to amend either the Articles of Incorporation or these Bylaws, the language of the proposed amendment; and (iv) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect.

(f) Notwithstanding anything in these Bylaws to the contrary and not including nominations of candidates for and the election of directors, which are governed by Section 3.2.1 of these Bylaws, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.6. The chair of an annual meeting may refuse to permit any business to brought before an annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (iv) of the preceding subsection (e). If a shareholder does not appear or send a qualified representative to present his or her proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(g) For the purposes of this Section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. “Shareholder Associated Person” of any shareholder means

(i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person. “Derivative Instrument” means an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise.

(h) Notwithstanding the foregoing provisions of this Section 2.6, a shareholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies for a shareholder meeting shall comply with all applicable requirements of state and federal law, including the Exchange Act and the rules and regulations thereunder, with respect to the matters set forth in this Section 2.6.

(i) Except to the extent otherwise required by law, in no event shall the adjournment, recess or postponement of a meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Section 2.7. Record Date. The Board of Directors may fix a record date, which may be a future date, for the purpose of determining the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. A record date shall be at least 10, but not more than 70, days before the meeting or action requiring a determination of shareholders. If the Board of Directors does not fix a record date, the record date shall be the 60th day prior to the date of the meeting or other action.

Section 2.8. Voting by Proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (a) pursuant to a written appointment form executed by the shareholder or the shareholder’s duly authorized attorney-in-fact, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the Corporation or the Corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the shareholder. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other shareholder. A proxy appointment is valid for 11 months unless otherwise expressly stated in the appointment form. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 2.9. Voting Lists. Following the record date for a shareholders’ meeting, the Secretary shall prepare an alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting group and within each voting group by class and series, and showing the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Corporation or at a place identified in the meeting notice in the city where the meeting will be held. The list shall be available for inspection and copying by any shareholder entitled to vote at the meeting, or by the shareholder’s agent or attorney authorized in writing, at any time during regular business hours, beginning 5 business days before the date of the meeting through the meeting. The list shall also be made available to any shareholder, or to the shareholder’s agent or attorney authorized in writing, at the meeting and any adjournment thereof. If the meeting is held solely by means of remote communication, the list shall be open to examination by any shareholder at any time during the meeting on a reasonably accessible electronic network, and information required to access this list shall be provided with the notice of the meeting. Failure to prepare or make available a voting list with respect to any shareholder’s meeting shall not affect the validity of any action taken at such meeting.

Section 2.10. Quorum; Approval. At any meeting of shareholders, a majority of the votes entitled to be cast on a matter by a voting group at the meeting constitutes a quorum of that voting group. If a quorum of a voting group is present when a vote is taken, action on a matter (other than the election of directors, which will be determined by a plurality of the votes cast by the shares entitled to vote in the election) is approved by that voting group if the votes cast in favor of the action exceed the votes cast in opposition to the action, unless a greater number is required by law, the Articles of Incorporation, or these Bylaws. If more than one voting group is entitled to vote on a matter, approval by each voting group is required for the matter to be approved by the shareholders as a whole.
ARTICLE III.

Board of Directors

Section 3.1. Powers and Duties. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors, unless otherwise provided in the Articles of Incorporation.

Section 3.2. Number and Qualifications. The total number of directors of the Corporation shall be that specified or fixed in a resolution of the Board of Directors, but in no event shall the Corporation have fewer than one director. A director who has been removed pursuant to Section 3.3 ceases to serve immediately upon removal; otherwise, a director whose term has expired continues to serve until a successor is elected and qualifies or until there is a decrease in the number of directors. A person need not be a shareholder or an Indiana resident to qualify to be a director.

Section 3.2.1. Nomination of Directors. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation (1) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3.2.1 and on the record date for the determination of shareholders entitled to notice of and to vote at such meeting and (2) who complies with the notice procedures set forth in this Section 3.2.1.

(b) In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation at the principal office of the Corporation.

(c) To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal office of the Corporation (a) in the case of an annual meeting, by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, for notice by the shareholder to be timely, it must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Section 2.6 of these Bylaws) of the date of the annual meeting is first made; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. Except to the extent otherwise required by law, in no event shall the adjournment, recess or postponement of a shareholders’ meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(d) To be in proper written form, such shareholder’s notice to the Secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice (1) the name and address of the shareholder who intends to make the nomination, as they appear in the Corporation’s records, of the person or persons to be nominated and of any Shareholder Associated Person (as defined in Section 2.6 of these Bylaws) on whose behalf the nomination is made; (2) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting in such election, will continue to be a holder of record of shares entitled to vote at such meeting in such election through the date of such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a representation that the person or persons to be nominated intend to serve as director(s) for the term(s) for which he, she or they are standing for election; (4)(A) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given, and (B) any Derivative Instrument directly or indirectly beneficially owned by the shareholder or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, and any hedging or other transaction or series of transactions entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Corporation’s securities; (5) a description of all arrangements or understandings or other material relationships (including any familial relationships) between or among the shareholder, any Shareholder Associated Person, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (6) such other information regarding each nominee proposed by such shareholder as would have been required to be disclosed in solicitations of proxies for the election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder; (7) the consent of each nominee to be named in any proxy materials as a nominee and to serve as a director if so elected; and (8) if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect. A shareholder who intends to solicit proxies in support of director nominees other than the Corporation’s director nominees and who has delivered a notice of nomination pursuant to this Section 3.2.1 shall promptly certify to the Corporation, and notify the Corporation in writing, that it has complied with or will comply with the requirements of Rule 14a-19 under the Exchange Act, and upon request of the Corporation, shall, not later than five business days prior to the date of the applicable meeting of shareholders, deliver to the Corporation reasonable evidence of such compliance. The Corporation may require any person or persons to be nominated to furnish such other information as it may reasonably require to determine the eligibility of such person or persons to serve as a director of the Corporation, including promptly submitting all completed and signed questionnaires required of the Corporation’s directors.

(e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.2.1. The Chair of the Nominating Committee or his or her designee shall have the authority to determine whether a nomination is properly made in accordance with the foregoing procedures. If the Chair of the Nominating Committee or his or her designee determines that a nomination was not made in accordance with the foregoing procedures, the chair of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. Unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19 under the Exchange Act and (ii) subsequently (1) notifies the Corporation that such shareholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 or (2) fails to comply with all requirements of Rule 14a-19 under the Exchange Act, then such shareholder’s nominations shall be deemed null and void and the Corporation shall disregard any proxies or votes solicited for any nominee proposed by such shareholder. If a shareholder does not appear or send a qualified representative to present his or her nomination at such meeting, the Corporation need not present such nomination for a vote at such meeting, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) Notwithstanding any other provision of these Bylaws, a shareholder shall also comply with all applicable requirements of state and federal law, including the Exchange Act and the rules and regulations thereunder, with respect to the matters set forth in this Section 3.2.1.

Section 3.2.2. Classes of Directors and Terms. Effective as of November 2, 2022, the provisions of Indiana Code §23-1-33-6(c) shall not apply to the Corporation. The directors shall be divided into three classes as nearly equal in number as possible. At each annual shareholders’ meeting, directors shall be elected for a term of three (3) years to succeed those whose terms expire. All directors elected for a term shall continue in office until the election and qualification of their respective successors, their death, their resignation, their removal in accordance with Section 3.3, or if there has been a reduction in the number of directors and no successor is to be elected, until the end of the term.

Section 3.3. Removal and Resignation. Subject to any limitations on, and requirements for, removal of directors contained in the Articles of Incorporation, any director may be removed with or without cause by action of the shareholders taken at any meeting the notice of which states that one of the purposes of the meeting is removal of the director. Any director of the Corporation may at any time resign by giving written notice to the Board of Directors, the Chair of the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4. Vacancies. Subject to any provisions concerning the filling of vacancies contained in the Articles of Incorporation, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy; and if the directors remaining in office constitute fewer than a quorum of the Board, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of those directors. Any director elected to fill a vacancy holds office until the end of the term for which the director’s predecessor was elected and/or until a successor is elected and qualifies.

Section 3.5. Annual Meetings. Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place where the meeting of shareholders was held, for the purpose of electing officers and considering any other business which may be specifically set forth in the notice of the meeting.

Section 3.6. Regular and Special Meetings. Regular meetings of the Board of Directors may be held pursuant to a resolution of the Board of Directors establishing a method for determining the date, time, and place of those meetings. Special meetings of the Board of Directors may be held upon the call of the Chair of the Board, the Chief Executive Officer or by a majority of directors then in office.

Section 3.7. Notice and Agenda. Notice of a meeting may be waived in writing before or after the time of the meeting. The waiver must be signed by the director entitled to the notice and filed with the minutes of the meeting. A director’s attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the director’s arrival) the director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. All notices of a meeting of the Board of Directors shall include an agenda specifically setting forth in reasonable detail any and all matters to be officially acted upon at such meeting.

Section 3.8. Quorum; Approval. A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of directors then in office. In all cases, except as otherwise expressly required by the Act, the Articles of Incorporation or these Bylaws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.9. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all directors then in office. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Electronic signatures, in accordance with the Uniform Electronic Transactions Act (IC 26-2-8), and facsimile signatures shall have the same validity and effect as original signatures. Action of the Board of Directors taken by consent is effective when the last director signs the consent, unless the consent specifies a prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed under this Section 3.9 shall have the same effect as a unanimous vote of all members of the Board or of such committee thereof and may be described as such in any document.
Section 3.10. Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, who serve at the pleasure of the Board of Directors. All rules applicable to action by the Board of Directors apply to committees and their members. The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, except a committee (or an executive officer designated by the Board of Directors) may authorize or approve a reacquisition of shares if done according to a formula or method, or within a range, prescribed by the Board of Directors, (b) approve or propose to shareholders action that must be approved by shareholders, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation, (e) adopt, amend, or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee (or an executive officer designated by the Board of Directors) to take such action within limits prescribed by the Board of Directors.

Section 3.11. Presence. The Board of Directors may permit any or all directors to participate in any annual, regular, or special meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

Section 3.12. Compensation. Each director shall receive such compensation for service as a director as may be fixed by the Board of Directors.

ARTICLE IV.

Officers

Section 4.1. Officers. The Corporation shall have a Chair of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers as the Board of Directors or the Chief Executive Officer designates. The Chair of the Board shall be elected from among the directors. The same individual may simultaneously hold more than one office.

Section 4.2. Terms of Office. Officers are elected at each annual meeting of the Board of Directors and serve for a term expiring at the following annual meeting of the Board of Directors. An officer who has been removed pursuant to Section 4.4 ceases to serve as an officer immediately upon removal; otherwise, an officer whose term has expired continues to serve until a successor is elected and qualifies.

Section 4.3. Vacancies. If a vacancy occurs among the officers, the Board of Directors may fill the vacancy. Any officer elected to fill a vacancy holds office until the next annual meeting of the Board of Directors and until a successor is elected and qualifies.

Section 4.4. Removal and Resignation. Any officer may be removed by the Board of Directors at any time with or without cause. Any officer may resign at any time by giving notice to the Board of Directors, the Chair of the Board, the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect on the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.5. Compensation. Each officer shall receive such compensation for service in office as may be fixed by the Board of Directors or the Compensation Committee thereof.

Section 4.6. Chair of the Board. The Chair of the Board, who will be a non-executive (non-officer) Chair of the Board unless the Board of Directors determines otherwise or unless such individual also separately holds an officer position with the Corporation, shall preside at all meetings of the Board of Directors and, if present, preside at meetings of the shareholders, and shall have such other duties and responsibilities as may be specified by the Board of Directors.

Section 4.7. Chief Executive Officer. The Chief Executive Officer shall be the chief executive and principal policymaking officer of the Corporation and as such shall have general supervision and direction of the business and affairs of the Corporation subject to the control of the Board of Directors. The Chief Executive Officer shall perform such other duties as the Board of Directors may from time to time determine and shall, in the absence of the Chair of the Board, or at the request of the Chair of the Board, preside at meetings of the shareholders.

Section 4.8. Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation and shall perform all of the duties customary to that office. He or she shall be responsible for all of the Corporation’s financial affairs, subject to the supervision and direction of the Chief Executive Officer, and shall have and perform such further powers and duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer may, from time to time, delegate to him or her.
Section 4.9. Secretary. The Secretary is responsible for (a) attending all meetings of the shareholders and the Board of Directors, (b) preparing true and complete minutes of the proceedings of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, (c) maintaining and safeguarding the books (except books of account) and records of the Corporation, (d) authenticating the records of the Corporation, and (e) such other duties incident to the office of Secretary. If required, the Secretary attests the execution of deeds, leases, agreements, powers of attorney, certificates representing shares of the Corporation, and other official documents by the Corporation. The Secretary serves all notices of the Corporation required by law, the Board of Directors, or these Bylaws. The Secretary has such other duties as the Board of Directors may from time to time prescribe.

Section 4.10. Treasurer. The Treasurer, if any, shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, the Chief Financial Officer or the Board of Directors. In the absence of a designated Treasurer, the Chief Financial Officer shall have the duties customary to the office of Treasurer.

Section 4.11. Other Officers. The Board of Directors or the Chief Executive Officer may from time to time designate and elect other officers (including assistant officers) who shall have such powers and duties as the Chief Executive Officer, the Board of Directors, or if assistant officer, the officers whom they are elected to assist, specify and delegate to them, and such other powers and duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe. An Assistant Secretary may, during the absence or disability of the Secretary, discharge all responsibilities imposed upon the Secretary of the Corporation, including, without limitation, attesting the execution of all documents by the Corporation.

Section 4.12. General Counsel. The Board of Directors may appoint a general counsel who shall have general control of all matters of legal import concerning the Corporation.

ARTICLE V.

Miscellaneous

Section 5.1. Records. The Corporation shall keep as permanent records minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, and a record of all actions taken without a meeting by the shareholders, the Board of Directors, and all committees of the Board of Directors. The Corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The Corporation shall maintain its records in written form or in a form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records at its principal office: (a) the Articles of Incorporation then currently in effect, (b) the Bylaws then currently in effect, (c) all resolutions adopted by the Board of Directors with respect to one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, (d) minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past 3 years, (e) all written communications to shareholders generally during the past 3 years, including annual financial statements furnished upon request of the shareholders, (f) a list of the names and business addresses of the current directors and officers, and (g) the most recent biennial report filed with the Indiana Secretary of State.

Section 5.2. Execution of Documents. The Board of Directors or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board of Directors or any such committee may determine. In the absence of such designation referred to in the first sentence of this Section 5.2, such documents may be signed on behalf of the Corporation by the Chief Executive Officer and the Chief Executive Officer may designate or delegate such authorization to other officers of the Corporation.

Section 5.3. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or any committee thereof or any officer of the Corporation to whom power in that respect shall have been delegated by the Board of Directors or any such committee shall select.

Section 5.4. Proxies in Respect of Stock or Other Securities of Other Corporations. The Chief Executive Officer, the Chief Financial Officer, the Secretary or the Treasurer of the Corporation shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

Section 5.5. Accounting Year. The accounting year of the Corporation begins on October l of each year and ends on the September 30 immediately following.

Section 5.6. Corporate Seal. The Corporation has no seal.
ARTICLE VI.

Amendment

These Bylaws may be amended or repealed, or new Bylaws may be adopted, only by the affirmative vote of a majority of the Board of Directors then in office.

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